Exhibit 10.9

bd.com

April 9, 2021

Jake Elguicze

Dear Jake:

Congratulations on your offer of employment! BD (Becton, Dickinson and Company) is one of the largest global medical technology companies in the world that is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. We support the heroes on the frontlines of health care by developing innovative technology, services and solutions to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. We take great pride in hiring individuals who have the talent, drive and commitment to make health care better. We are delighted to have you join our team and look forward to the impact you’ll make on the lives of patients around the world.

I am pleased to confirm in writing our offer of employment to you. The details of your offer are as follows:

Start Date: Your first day of employment will be no later than May 10, 2021.

Position: Upon the effective date of the Berra spin-off, you will be appointed the Chief Financial Officer of NewCo, reporting directly to Dev Kurdikar, who will be appointed as NewCo CEO. Until the spin-off is complete, you will function as SVP Finance Diabetes Care, reporting directly to me, with functional accountability to Chris Reidy, EVP CFO and Chief Administrative Officer, BD. Your position is classified as a Job Group 8. Positions are assigned to Job Groups according to the scope and impact of the position.

Base Pay: Your base annual rate of pay will be $450,000 subject to review and modification from time to time in accordance with standard Company practices. Associates are paid every other Friday, one week in arrears (i.e., your paycheck will cover the two-week period that ended the week before payday). The official BD workweek starts on Sunday and runs through Saturday.

Performance Incentive Plan (PIP): As of your employment commencement date, you will be eligible to participate in the Company’s annual bonus plan, which is known as the Performance Incentive Plan (PIP). Your PIP target will be 70% of your then-current base annual rate of pay. Your FY21 PIP award will be guaranteed at target and prorated from your start date.

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Sign-On Bonus: You will receive a sign-on cash bonus of $150,000 (less applicable taxes), payable within 30 days following your start date. Your sign-on bonus is conditioned upon your continued employment with BD for twelve months following receipt of the payment. If you voluntarily terminate your employment other than for Good Reason (as defined below) within twelve months of your receipt of the award, you will be required to reimburse the Company, within 60 days of your employment termination date, an after-tax pro-rated portion of the respective sign-on bonus based on months of completed service.

Long-Term Incentive Program (LTI): Under the 2004 Employee and Director Equity-Based Compensation Plan, you will be eligible to participate in BD’s discretionary Long-Term Incentive (LTI) program. The LTI program provides associates with a potential opportunity to build wealth and share in the success of the Company through the achievement of strategic objectives. The BD annual target grant award value for your position is $1,000,000, and annual awards for executives at your level are delivered in the form of Time Vested Units (TVUs) – 20%, Performance Units (PSUs) – 40%, and Stock Appreciation Rights (SARs) – 40%. TVUs vest one third (1/3) per year after the grant date, PSUs vest 100% after three years, and SARs vest one fourth (1/4) per year after the grant date, subject to continued employment. Annual LTI awards are determined based on individual anticipated future contributions and are discretionary; there is no guarantee that an associate will receive an LTI grant in a particular year. Grants for each fiscal year are subject to approval by the BD Board of Directors. More details will be communicated to you under separate cover upon approval of any grant under this program. All LTI grants, including the Sign-on Equity Grant described below will be treated similarly to other Company employees that transition to Berra.

Sign-on Equity Grant: In addition to your eligibility for an annual grant, shortly after hire, you will receive a one-time LTI grant valued at $200,000, under the 2004 Employee and Director Equity-Based Compensation Plan. This LTI grant will be delivered in the form of TVUs, with vesting as described above.

This grant is subject to the Terms and Conditions associated with your LTI award, the Data Protection Notice and Consent, and the provisions of the official Plan. Your award will also include confidentiality protections and restrictive covenants (non-compete, non-solicit and non-disclosure of confidential information provisions). You must accept your award within 75 days from the grant date, or your award will be forfeited and cancelled.

Rewards: You are eligible for a comprehensive, competitive compensation program that rewards talented associates for their performance. Our Total Rewards program is designed to support the diverse needs of our global workforce, and make a difference for you at work, at home and in your future, while driving BD’s overall success. We encourage you to make the most of the many programs offered.

Benefits include medical, dental, vision, life and disability insurance, as well as various other valuable programs for you and your eligible dependents. Each of these is either fully paid by BD or offered subject to an employee contribution as of your first day of employment. You will have 31 days from your date of hire to make benefit elections for the remainder of the calendar year. If you do not make an election within the required time frame, you will receive default coverage. Details regarding these plans will follow shortly under separate mailing (or e-mail) from our benefits administrator, Benefits Direct. You may enroll in your benefits coverage by going to the BD Intranet site: Maxwell–HROne–Connect to Benefits Direct. For questions about your benefits you may call Benefits Direct at 1-800-234-9855 and speak with a Customer Service Representative.

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We also offer a competitive elective 401(k) Plan with company match and pre-tax, post-tax and Roth contribution options. You may enroll or make changes to your contribution by going to the Fidelity website at www.401k.com or by calling 1-866-715-2068. If you do not make an active election within 60 days of your date of hire, you will be automatically enrolled in the BD 401(k) plan with a 6% Pre-tax contribution rate.

You are also eligible to receive an annual non-elective company-provided contribution into the 401(k) Plan. This contribution will occur automatically and does not require an election. The contribution will be made in January of each year, assuming you are employed with BD through 12/31 of the prior year.

Deferred Compensation Plan: You will be eligible to participate in the non-qualified BD Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. You may elect to enroll in this plan within 30 days from the first day of your employment or annually in December. You may contribute up to 50% of your total eligible base pay and 100% of your eligible bonus compensation. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider.

Travel Expenses: BD will pay for your travel expenses based on agreed upon travel from Minneapolis to Franklin Lakes until the Berra spin-off (described below).

BD Share Retention and Ownership: Your position is subject to the BD Share Retention and Ownership Guidelines. Under the guidelines, you will be expected to hold in BD shares at least 50% of the net after-tax gain or net after-tax shares distributed to you from any equity-based compensation awards you have received until you have achieved and can maintain an ownership multiple of one (1.0) times your annual salary. More information will follow under separate cover shortly after your start date.

Paid Time Off: You will be eligible for 4 weeks of vacation. You will also be eligible for paid company holidays in accordance with Company policy.

Compensation at Spin-Off: Upon the spin-off and your appointment as CFO of NewCo, you will receive a 3-year cliff-vesting NewCo “Founders Grant” with a grant value equal to $1,000,000, delivered in the form of SARs (50%) and TVUs (50%). This is in addition to the annual grant mentioned above.

All other NewCo executive compensation and governance programs and benefit plans will be established by the NewCo Board of Directors in good faith and consistent with generally accepted market practices and will apply post spin-off.

Severance: In the event that BD terminates you without Cause (as defined below), you will become entitled to the following:

•	Any earned but unpaid base pay

•	A target annual BD PIP award pro-rated for the current year, paid in a single lump sum upon termination

•	Pay for any earned but unused vacation time

•	Continuation of medical, dental, and vision insurance at employee rates for 1 years

•	Severance pay, paid in a single lump sum upon termination, equal to 1 times the sum of your BD base salary plus your BD target bonus

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Definition of Cause: Conduct which includes (i) falsification of Company records / misrepresentation; (ii) theft; (iii) acts or threats of violence; (iv) refusal to carry out assigned work; (v) unauthorized possession of alcohol or illegal drugs on Company premises; (vi) being under the influence of alcohol or illegal drugs during work hours; (vii) willful intent to damage or destroy Company property; (viii) acts of discrimination / harassment; (ix) conduct jeopardizing the integrity of Company products; (x) violation of Company rules, policies or practices; or (xi) other conduct considered to be detrimental to the Company.

Immigration Consideration: All offers of employment and continued employment are contingent upon your ability to secure and maintain the legal right to work at BD, including work authorization. If efforts at securing this authorization should fail, the offer of employment is withdrawn with no liability to the Company for any expenses incurred, time spent or other inconvenience to the job applicant.

Ethics: As a company founded on a core set of values, we ask you to review the Company Code of Conduct and be prepared to sign an acknowledgement during your onboarding process.

At-Will Employment: Your employment with BD is “at will.” This means that your employment is not for any definite period of time and the Company or you may terminate your employment at any time, with or without cause, and with or without notice. Your at-will status is not subject to change without an express written agreement signed by an officer of the Company. There shall be no contract, express or implied, of employment.

Screening, Reference and Background Check: Consistent with our policies for all BD personnel and the special consideration of our industry, this offer is contingent upon you taking a company paid drug screening test, the results of which must be negative, undergoing a motor vehicle record check (if applicable for the position), as well as completing a background check. These items must be completed prior to the above start date. If we do not receive the results prior to the above date, we will notify you to discuss an alternative start date.

Employee Agreement and Associate Acknowledgement & Agreement: Your employment is contingent upon you signing the BD Employee Agreement and Associate Acknowledgement & Agreement, if applicable. You will be asked to sign this document, once you receive the onboarding packet.

You understand that BD’s offer of employment is based on your general skills and abilities and not because of your knowledge or possession, if any, of confidential or proprietary information of any former employer, customer, or other third party. You hereby certify that, by the time you become a BD associate, you will have returned all property, data and documents, whether electronic, paper, or other form, of any former employer, customer, or other third party. You agree (a) not to disclose or use, directly or indirectly, in furtherance of your employment with BD, any confidential or proprietary information, whether in electronic, paper, or other form, that you obtained through your employment with any previous employer(s) and (b) to comply with and abide by the Employee Agreement and Associate Acknowledgement & Agreement, if applicable.

bd.com

If you have any questions, please feel free to call Ajay Kumar at 201-847-6846 or email Ajay.Kumar@bd.com. I’m looking forward to working together to make health care better.

Sincerely,

Devdatt Kurdikar

WW President Diabetes Care

I accept the above offer of employment:

/s/ Jake Elguicze	April 12, 2021
Jake Elguicze	Date